The Andersons Announces Groundbreaking for Albion, Michigan Ethanol Plant

MAUMEE, Ohio September 14, 2005 The Andersons, Inc. (Nasdaq: ANDE) announced today the September 15th, 1:00pm, groundbreaking for a 55 million gallon ethanol plant to be built at the site of its grain terminal in Albion, Michigan. The ethanol plant will be owned and operated by The Andersons Albion Ethanol LLC. The Andersons, Inc. is manager, and together with 4 other investors, co-owner of The Andersons Albion Ethanol LLC.

The new facility is expected be completed by September, 2006, and will involve an aggregate investment of approximately $86.0 million. The designer and general contractor will be ICM, Inc. of Colwich, KS, and industry leader in ethanol technology and plant construction. Construction and term financing will be provided by CoBank, ACB, Omaha, NB; Farm Credit Services of America, Omaha, NB; Greenstone Farm Credit Services, East Lansing, MI; and Farm Credit of Texas, Austin, TX.

Ethanol is a gasoline additive derived from corn, which the company expects to market to gasoline blenders and refineries in the Great Lakes region. Other co-products of the plant include distillers dried grains, an animal feed ingredient, and carbon dioxide, which will be processed and packed by a third party processor.

“We expect the construction process to employ approximately 250 people, and the plant itself, once operational, to create approximately 33 full and part-time jobs. It will provide an additional market for area corn growers, and, as a renewable energy source, will help stretch the country’s oil supply. We are excited to be in the ethanol business, which we think fits very well with our longstanding expertise in grain trading and storage, commodity risk management, materials handling and rail transportation,” said Mike Anderson, President and CEO of The Andersons, Inc.

“We must also express our appreciation to the state, county and township governing bodies, and their economic development units, for their strong support of the project. It simply would not have gotten off the ground without their cooperation,” said Mr. Anderson.

“Promoting the development and use of alternative energies is vital to the state’s economic success in the 21st century,” Governor Jennifer M. Granholm said. “This new plant will turn an important agricultural resource into fuel for Michigan’s future, helping Michigan farmers while advancing the nation’s goal to become less dependent on foreign oil.”

“As an automotive industry leader, we must take the lead in developing alternative energy sources to fuel the state’s economy into the 21st century,” Michigan Economic Development Corporation President and CEO James Epolito said. “The Andersons’ new ethanol plant in Albion will convert one of Michigan’s most abundant resources into renewable energy, providing a new market for our farmers and creating new jobs in the region.”

The Andersons, Inc. is a diversified company with interests in the grain and plant nutrient sectors of U.S. agriculture, as well as in railcar marketing, industrial materials formulation, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company presently has operations in seven U.S. states plus rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.